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                                                                     Exhibit 5.1

                              November 18, 1997



HORIZON Pharmacies, Inc.
275 W.  Princeton Drive
Princeton, Texas 75407

    Re:  HORIZON Pharmacies, Inc. (the "Company")
         Form S-8 Registration Statement\
         Our File No. 67114.00101
         ----------------------------------------


Gentlemen:

    We have acted as counsel to the Company in connection with the preparation of the Registration Statement on Form S-8 (the "Registration Statement"), to be filed by the Company with the Securities and Exchange Commission (the "Commission"), relating to 246,243 shares (prior to giving effect to the 3-for-2 split of the Company's common stock having a record date of November 21, 1997) of the Company's common stock, $.05 par value (the "Common Stock"), issuable under the HORIZON Pharmacies, Inc.1997 Stock Option Plan (the "Plan").

    Based on the foregoing, we are of the opinion that the shares of Common Stock to be issued under the Plan are validly authorized and, upon issuance in accordance with the terms of the Plan, will be legally issued, fully paid and nonassessable.

    We are members of the bar of the State of Oklahoma and do not hold ourselves out as experts on, or as generally familiar with, or qualified to express opinions under law other than the law of the State of Oklahoma, the general corporate law of the State of Texas, and the law of the United States and the opinion given herein is limited thereto.

                             Very truly yours,

                             PHILLIPS MCFALL MCCAFFREY MCVAY
                             & MURRAH, P.C.


                             /s/  Phillips McFall McCaffrey McVay &
                                  Murrah, P.C.